AMENDMENT TO FEE WAIVER AND

OPERATING EXPENSES LIMITATION AGREEMENT

This Amendment, dated February 8, 2010, is by and between Fairholme Funds, Inc. (the “Company”), on behalf of its series The Fairholme Focused Income Fund (the “Fund”), and Fairholme Capital Management, LLC (the “Manager”).

WITNESSETH:

WHEREAS, the Manager and the Company, on behalf of the Fund, entered into the Fee Waiver and Operating Expenses Limitation Agreement (“Agreement”), dated December 31, 2009; and

WHEREAS, the parties to the Agreement desire to amend the Agreement to extend the term of the Agreement;

NOW THEREFORE, in consideration of the covenants and mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Paragraph 4 of the Agreement is hereby amended by replacing it with a new paragraph 4 that reads as follows:

4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect until the effective date of the Post-Effective Amendment to the Company’s registration statement relating to the Fund incorporating the Fund’s financial statements for the Fund’s fiscal year ending November 30, 2010, unless sooner terminated as provided in Paragraph 5 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

	FAIRHOLME FUNDS, INC. on behalf of the Fund,		FAIRHOLME CAPITAL MANAGEMENT, LLC

By:		By:
	Name: Kathryn Battistella		Name: Charles M. Fernandez
	Title: CCO		Title: President